Exhibit 99.1

Media:	Investor Relations:
Robert C. Ferris (Corporate)	Nicholas Noviello
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	nicholas.noviello@honeywell.com

HONEYWELL INCREASES OFFER TO ACQUIRE FIRST TECHNOLOGY PLC TO GBP 406 MILLION (US$718 MILLION)

MORRIS TOWNSHIP, N.J., January 24, 2006 – Honeywell (NYSE: HON) today announced that it has increased its all-cash Offer for the entire issued ordinary share capital of First Technology plc (LSE: FRS). The Increased Offer will be made on the basis of 385 pence per First Technology ordinary share. The aggregate value of the Offer is GBP 406 million (US$718 million), fully diluted for the exercise of all outstanding options and including the assumption of approximately GBP 112 million (US$199 million) of outstanding debt (as of November 30, 2005). The Offer is not being made in certain jurisdictions, including the United States.

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Honeywell Chairman and CEO, Dave Cote, said, “The acquisition’s strategic value remains compelling to Honeywell at the Increased Offer price in light of the strong fit and realizable cost synergies between our Life Safety division, which includes Zellweger Analytics, a global leader in gas detection, and First Technology’s gas sensing and gas detection businesses. Our prior experience successfully integrating acquisitions, such as Zellweger and Novar in 2005, makes us confident we can achieve these cost synergies. Furthermore, the opportunity for sales, channel and distribution synergies between First Technology and our $10 billion Automation and Control Solutions business represents real potential upside to our valuation model.”

Honeywell anticipates completing the transaction in the first half of 2006, subject to regulatory review. The transaction will not have any impact on Honeywell’s 2006 earnings guidance. The company expects the transaction to be accretive to its 2007 earnings per share.

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All references to U.S. dollars herein use a GBP conversion rate of 1.769.

Honeywell International is a $26 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell's shares are traded on the New York, London, Chicago and Pacific Stock Exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. For additional information, please visit www.honeywell.com.

This release does not constitute the making of an offer to acquire any securities of First Technology plc. No offer is being, or will be, made in the United States. In addition, this release does not constitute an offer of any securities for sale in the United States or to U.S. persons. Securities may not be offered or sold in the United States or to U.S. persons absent registration or an exemption from registration. The company does not intend to register or offer its securities in the United States or to U.S. persons, or otherwise conduct the Offer in the United States.

The statement that the transaction will offer earnings accretion in 2007 should not be taken to mean that First Technology’s earnings per share in 2007 or any other period will necessarily be greater or less than those of prior periods.

This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts as further described in our filings under the Securities Exchange Act.